Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 1, 2013, with respect to the financial statements of BIO-Key International, Inc. (the “Company”), included in the Registration Statement (Form S-1) and related Prospectus of the Company for the registration of 49,706,741 shares of its common stock.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

Saddle Brook, New Jersey

November 22, 2013